Exhibit 99.1

Levere Holdings Corp. Receives Expected Notice From Nasdaq Regarding Delayed Quarterly Report

June 4, 2021

BERLIN — (BUSINESS WIRE) – Levere Holdings Corp. (the “Company”) announced that, on May 28, 2021, it received a notice (“Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) because the Company failed to timely file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”). The Notice has no immediate effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market.

As previously disclosed in the Notification of Late Filing on Form 12b-25 filed on May 17, 2021 by the Company, on April 12, 2021, the Staff of the SEC issued the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”), which clarified guidance for all SPAC-related companies regarding the accounting and reporting for their warrants. Following review of the SEC Statement, the Company reevaluated the accounting treatment of its public and private placement warrants as equity, and concluded that, based on the SEC Statement, the public and private placement warrants should be, and should previously have been, classified as a liability measured at fair value, with non-cash fair value adjustments recorded in earnings at each reporting period.

Under Nasdaq rules, the Company has 60 calendar days from the date of the Notice, or until July 27, 2021, to submit a plan to regain compliance with the Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant an exception of up to 180 calendar days from the due date of the Form 10-Q or until November 15, 2021, to regain compliance. The Company is continuing to review the impacts of the SEC Statement on the Company’s unaudited financial statements for the quarter ended March 31, 2021 and is working diligently to complete the Form 10-Q as soon as reasonably practicable with the intention of regaining compliance.

ABOUT LEVERE HOLDINGS CORP.

Levere Holdings Corp. is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions. Such statements may include, but are not limited to, statements regarding the Company’s review of its historical financial statements and the status of its Form 10-Q. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s prospectus dated March 18, 2021, filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Stefan Krause

Levere Holdings Corp.

info@levereholdings.com

Media Contact:

Daniel Yunger

Kekst CNC

daniel.yunger@kekstcnc.com

+1 212 521 4800

Knut Engelmann

Kekst CNC

knut.engelmann@kekstcnc.com

+49 174 234 2808